Exhibit 4.2
Shopping.com Ltd.
2004 EQUITY INCENTIVE PLAN
Adopted by the Board of Directors February 29, 2004
     1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, any Parent and all Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Stock Appreciation Rights, and Stock Units. Capitalized terms not defined elsewhere in the text are defined in Section 25 hereof.
     2. SHARES SUBJECT TO THE PLAN.
          2.1 Number of Shares Available. Subject to Sections 2.2 and 19 hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be three million (3,000,000) Shares plus: (a) the number of Ordinary Shares reserved under the Company’s 2003 Omnibus Stock Option and Restricted Stock Incentive Plan (the “Prior Plan”) that are not subject to outstanding awards under the Prior Plan upon its termination at the Effective Date, and (b) the number of Ordinary Shares that are released from, or reacquired by the Company from, awards outstanding under the Prior Plan at the Effective Date. Shares reserved under this Plan that correspond to Ordinary Shares covered by part (b) of the immediately preceding sentence shall not be available for grant and issuance pursuant to this Plan except as such Ordinary Shares cease to be subject to such outstanding awards or are reacquired by the Company. The number of Shares reserved for issuance under the Plan shall be increased on the first day of each of the Company’s fiscal years 2006 through 2015, by the lesser of: (i) four percent (4%) of the number of Ordinary Shares issued and outstanding on the last day prior to the date of increase, and (ii) a lesser number of Ordinary Shares determined by the Board. Subject to this Section 2.1 and Sections 2.2 and 19 hereof, if Shares: (a) are subject to an Award that terminates without such Shares being issued, or (b) are issued pursuant to an Award, but are forfeited or repurchased by the Company at the original issue price; then such Shares will again be available for grant and issuance under this Plan. At all times the Company will reserve and keep available the number of Shares necessary to satisfy the requirements of all Awards then outstanding under this Plan. No more than forty percent (40%) of the Shares reserved under the Plan may be issuable pursuant to an Award at a price per Share that is at a discount from the Fair Market Value on the date of grant of such Award (excluding Awards granted in substitution for other awards as part of an acquisition by the Company). In no event shall the total number of Shares issued (counting each reissuance of a Share that was previously issued and then forfeited or repurchased by the Company as a separate issuance) under the Plan upon exercise of Awards exceed fifteen million (15,000,000) Shares (adjusted in proportion to any adjustments under Section 2.2 hereof) over the term of the Plan.
          2.2 Adjustment of Shares. In the event that the number of the Company’s outstanding Ordinary Shares are changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, spin-off or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the number of Shares that may be granted pursuant to Awards (including without limitation, the provisions of Sections 3 and 5.11 below), and (c) the Exercise Prices and Purchase Prices of, and number of Shares subject to, then outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Committee.
     3. ELIGIBILITY. ISOs (as defined in Section 5 hereof) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary. 102 Stock Options may be granted only to Israeli employees and Office Holders excluding any “Controlling Holders” as such term is defined in the Ordinance. 3(I) Stock Options may be granted only to consultants and to any Israeli employees or Office Holders who are Controlling Holders. All other types of Awards may be granted to any employee, officer, director or consultant of the Company or any Parent or Subsidiary; provided that with respect to any consultant, however, that such consultant is a natural person and the Award is in full or partial compensation for bona fide services unconnected with any offer and sale of securities in a capital-raising transaction. On and after the date the Company becomes a “publicly held corporation” (as defined in the regulations promulgated under Section 162(m) of the Code) no employee will be eligible to receive more than 250,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary (including new employees who are also officers and directors of the Company or any Parent or Subsidiary), who will be eligible to receive up to a maximum of 750,000 Shares in the calendar year in which they commence their employment. Any Participant may be granted more than one Award under this Plan.
     4. ADMINISTRATION.
          4.1 Authority. The Committee will administer this Plan subject to: applicable law, the general purposes, terms and conditions of this Plan, the direction and parameters established by the Board with respect to grants hereunder. If there is no Committee, or the Committee ceases to exist, the Plan shall be administered by the Board. Furthermore, if an action, necessary for the administration of the Plan or the grant of Awards hereunder, is required under law to be approved by the Board, then such action shall not occur until approved by the Board. In any such event, all references herein to the Committee shall be construed as references to the Board. Subject to the foregoing, the Committee will have full power to implement and carry out this Plan including, without limitation, authority to:
               (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
               (b) prescribe, amend and rescind rules and regulations relating to this Plan;
               (c) approve persons to receive Awards;
               (d) determine the form and terms of Awards;
               (e) determine the number of Shares or other consideration subject to Awards;
               (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards or awards under any other incentive or compensation plan of the Company or any Parent or Subsidiary;
               (g) grant waivers of any conditions of this Plan or any Award;
               (h) determine the terms of vesting, exercisability and payment of Awards (including, without limitation, the inclusion of any Performance Factors and a Performance Period in such terms);
               (i) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, any Award Agreement or any Exercise Agreement;
               (j) determine whether an Award has been earned (including, without limitation, the satisfaction of any Performance Factors);
               (k) delegate to one or more officers of the Company the authority to grant Awards within parameters established by the Committee, provided each such officer is a member of the Board and subject to applicable law (for example, the corporate governance laws of the state of the Company’s incorporation);
               (l) delegate authority to grant Awards to a committee comprised solely of two, or more, “outside directors” (as defined in the regulations promulgated under Section 162(m) of the Code); make all other determinations necessary or advisable for the administration of this Plan; and
               (m) To determine which method – the capital gain method or the work income method or any other method available under Section 102 – shall be adopted for the purposes of the Plan under Section 102 of the Ordinance; and to appoint a Trustee, if the Committee deems it necessary, prudent or advisable;
               (n) extend the vesting period beyond a Participant’s Termination Date.
          4.2 Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion, provided such determination does not contravene any law or any other express term of this Plan or direction of the Board, either: (a) at the time of grant of the Award, or (b) at any later time, subject to Section 5.9 hereof and provided such determination does not contravene any express term of such Award. Any such determination will be final and binding on the Company and on all persons having an interest in any Award affected by such determination. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.
     5. OPTIONS. The Committee will determine at, or prior to, the date of grant of each Option whether such Option will be: an “incentive stock option” within the meaning of Section 422 of the Code (“ISO”) or a nonqualified stock option (“NQSO”), either of which may also be an option intended to comply with the provisions of Section 102 (“102 Stock Option”); or the provisions of Section 3(I) of the Ordinance (“3(I) Stock Option”); the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:
          5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement, expressly identifying the Option as an ISO or an NQSO, a 102 Stock Option or a 3(I) Stock Option (“Stock Option Agreement”), which will: (a) be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and (b) comply with and be subject to the terms and conditions of this Plan.

          5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee, subsequent to a Board approval of the parameters with respect to grants hereunder, makes the determination to grant such Option, unless the Committee specifies a later date of grant or a later date is required by law (for example, when applicable law requires additional approval by the Board). The Stock Option Agreement and a copy of this Plan must be delivered to the Participant within a reasonable time after the date of grant of the Option. Notwithstanding the foregoing to the extent required by applicable law, the date of grant of an Option granted to a director of the Company under this Plan shall be the later of (a) the date the shareholders of the Company approve such grant and (b) the date of grant provided for in the Plan.
          5.3 Exercise Period. Options may be exercisable immediately subject to repurchase pursuant to Section 13 hereof, or may be exercisable within the times or upon the events determined by the Committee, within the parameters set by the Board, as set forth in the Stock Option Agreement governing such Option. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
               (a) Subject to the terms of this Plan, each Option will expire no later than the earlier of ten years from its date of grant or the latest date set forth in the Stock Option Agreement for such Option.
               (b) Any ISO granted to a Ten Percent Shareholder will expire and cease to be exercisable on the date that is the fifth anniversary of the date the ISO is granted.
               (c) Any Option held by a Participant who is Terminated for Cause will expire and cease to be exercisable on such Participant’s Termination Date unless determined otherwise by the Committee.
          5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee, within the parameters set by the Board, when the Option is granted; provided that (a) the Exercise Price of an ISO will not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, and (b) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased must be made in accordance with Section 7 hereof.
          5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant). The Exercise Agreement will state (a) the number of Shares being purchased, (b) the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and (c) such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws. Participant shall execute and deliver to the Company the Exercise Agreement together with payment in full of the Exercise Price, and any applicable taxes, for the number of Shares being purchased.
          5.6 Termination. Subject to earlier termination pursuant to Sections 5.3, 19 or 20 hereof and unless a different exercise period is expressly set forth in the Stock Option Agreement, the exercise period of an Option is always subject to the following:
               (a) If the Participant is Terminated for any reason other than death, Disability or for Cause, then the Participant may exercise such Participant’s Options only to the extent that such Options are exercisable as to Vested Shares upon the Termination Date or as otherwise determined by the Committee. Such Options must be exercised by the Participant, if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within three (3) months after the Termination Date (or within such shorter or longer time period after the Termination Date as may be determined by the Committee, with any exercise of an ISO occurring three (3) months after the Termination Date deemed to be exercise of an NQSO) but in any event, no later than the applicable expiration date determined under Section 5.3 above.
               (b) If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause), then Participant’s Options may be exercised only to the extent that such Options are exercisable as to Vested Shares by Participant on the Termination Date or as otherwise determined by the Committee. Such options must be exercised by Participant (or Participant’s legal representative or authorized assignee), if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within twelve (12) months after the Termination Date (or within such shorter or longer time period after the Termination Date as may be determined by the Committee) but in any event no later than the applicable expiration date determined under Section 5.3 above.
               (c) When a Participant is Terminated for Cause, such Participant’s Options, may be exercised to the extent such Options are Vested Shares no later than the Termination Date.
          5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that must be purchased on any exercise of an Option, provided that such minimum number will not prevent a final exercise of an Option for the number of Shares for which it is then exercisable.
          5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary) will not exceed One Hundred Thousand Dollars ($100,000). If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds One Hundred Thousand Dollars ($100,000), then the Options for the first One Hundred Thousand Dollars ($100,000) worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of One Hundred Thousand Dollars ($100,000) that become exercisable in that calendar year will be NQSOs and such distinction shall be documented in separate Stock Option Agreements per Section 5.1 above. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
          5.9 Modification, Extension or Renewal. Subject to the provisions of applicable law, the Committee, within the parameters set by the Board, may modify (including, without limitation, reducing the exercise price), extend or renew outstanding Options and authorize the grant of new Options or any other type of Award in substitution or exchange therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 5.10 hereof, the Committee may reduce the Exercise Price of outstanding Options without the consent of Participants by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 hereof for Options granted on the date the action is taken to reduce the Exercise Price.
          5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant, to disqualify any Participant’s ISO under Section 422 of the Code.
          5.11 Automatic Grants to Outside Directors. Subject to the approval of the shareholders of the Company with respect to each grant provided for below:
               (a) Options may be granted to any member of the Board who first joins the Board on or after the Effective Date, and in either case who is not then also an Employee (an “Outside Director”), in accordance with the policies established from time to time by the Board specifying the number of shares (if any) to be subject to each such award and the time at which such award shall be granted.
               (b) Each Option granted under this Section 5.11 shall be immediately exercisable, subject to the Company’s right to repurchase unvested shares upon the Outside Director holding such Option ceasing to be a member of the Board or a consultant of the Company. Options granted under this Section 5.11 shall become fully vested if a Corporate Transaction (defined in Section 19.1) occurs with respect to the Company.
               (c) The Exercise Price of all Options granted under this Section 5.11 shall be equal to 100% of the Fair Market Value of a Share on the date of grant, and payable as provided in the form of stock option agreement.
               (d) All Options granted under this Section 5.11 shall terminate on the earlier of (i) the day before the tenth anniversary of the date of grant of such Options, (ii) the date three (3) months after the Outside Director holding such Options ceases, for any reason, to be a member of the Board or a consultant of the Company; provided, however, that exercisability of any such Options for Shares that are not then vested shall terminate immediately, or (iii) in the event of a Corporate Transaction, then as provided in the plan or agreement approved by the Board for such Corporate Transaction.
          5.12 102 Stock Options.
               (a) Options granted pursuant to this Section 5.12 are intended to constitute 102 Stock Options and subject to Section 102 of the Ordinance and the rules and regulations promulgated thereunder, as amended and shall further be subject to the general terms and conditions specified in Section 5 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.
               (b) To the extent required by the Ordinance or the Income Tax Commissioner of the State of Israel, the 102 Stock Options which shall be granted pursuant to the Plan shall be issued to a Trustee nominated by the Committee and approved by the tax authorities in accordance with the provisions of the Ordinance. The 102 Stock Options and the Shares issued upon the exercise of such Options shall be held by the Trustee for the benefit of the Participant for such period of time as may be required by the Ordinance or any other applicable law or regulation.
               (c) Notwithstanding anything to the contrary, the Trustee of the 102 Stock Options shall not release any 102 Stock Options which were not already exercised by the Participant or release any Shares issued upon exercise of 102 Stock Options prior to the full payment of the Participant’s tax liabilities arising from 102 Stock Options granted to the Participant and/or any Shares issued upon exercise of such Options.

               (d) During the holding period with the Trustee as set forth in Section 102 and as long as the applicable tax liabilities have not been paid, neither the Options nor the Shares, as the case may be, may be sold, transferred, assigned, pledged or mortgaged (other than through a transfer by will or by operation of law), nor may they be the subject of an attachment, power of attorney or transfer deed (other than a power of attorney for the purpose of participation in general meetings of shareholders) unless Section 102 and/or the regulations, rules, orders or procedures promulgated thereunder allow otherwise.
               (e) As a condition precedent to the grant of a Section 102 Option, the Participant will sign an undertaking under the Stock Option Agreement to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Option or Share granted to the Participant thereunder.
               (f) Notwithstanding anything in this Section 5.12 to the contrary, Options granted under Section 102(c) of the Ordinance, shall not be issued to a Trustee and shall not be subject to any holding period by the Trustee, but shall always be subject to the terms and conditions of Section 102(c) of the Ordinance, as such may be amended from time to time. With respect to Options granted under Section 102(c), if the Participant ceases to be employed by the Company, the Participant shall extend to the Company reasonable security or a guarantee for the payment of tax due at the time of sale of Ordinary Shares, all in accordance with the provisions of Section 102 and the rules, regulation and orders promulgated thereunder.
          5.13 3(I) Stock Options.
               (a) Options granted pursuant to this Section 5.13 are intended to constitute 3(I) Stock Options and shall be subject to the general terms and conditions specified in Section 5 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.
               (b) 3(I) Stock Options may be granted to non-employees, including consultants, service providers and Controlling Holders (as such term is defined in the Ordinance).
               (c) 3(I) Stock Options may be issued to a Trustee nominated by the Committee. If the Committee has nominated such a Trustee, the Trustee shall hold the 3(I) Stock Options, on behalf of the Participant, until such time as the Participant wishes to sell the Shares issued to him or her upon exercise of the 3(I) Stock Options.
               (d) The Trustee shall not transfer the 3(I) Stock Options or any Shares issued upon the exercise of such Options to the Participant unless all payments due in connection with such Options or Shares have been paid in full.
               (e) Upon receipt of the 3(I) Stock Options to be held by a Trustee, the Participant will sign an undertaking under the Stock Option Agreement to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Option or Share granted to the Participant thereunder.
     6. RESTRICTED STOCK AWARDS. A Restricted Stock Award is an Award made in the form of an offer by the Company to sell Shares that are subject to certain specified restrictions. The Committee, within the parameters set by the Board, will determine all the terms and conditions of the Restricted Stock Award (such as, the number of Shares, the Purchase Price and the restrictions to which the Shares will be subject) subject to the following:
          6.1 Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement (“Restricted Stock Purchase Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The Participant’s acceptance of the Restricted Stock Award is accomplished by the Participant’s execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person and prior to Termination of the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment (made in accordance with Section 7.1 hereof) for the Shares to the Company within such period of time, then such Restricted Stock Award will terminate, unless otherwise determined by the Committee.
          6.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award will be determined by the Committee, within the parameters set by the Board.
          6.3 Restrictions. Restricted Stock Awards may be subject to the restrictions set forth in Section 13 hereof or such other restrictions determined by the Committee or required by law.
     7. PAYMENT FOR SHARE PURCHASES.
          7.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (including by check) or, where expressly approved for the Participant by the Committee and permitted by law:

               (a) by cancellation of indebtedness of the Company owed to the Participant;
               (b) by surrender of shares that: (i) either (A) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares) or (B) were obtained by Participant in the public market and (ii) are clear of all liens, claims, encumbrances or security interests;
               (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid (i) imputation of income under Sections 483 and 1274 of the Code and (ii) variable accounting treatment under Financial Accounting Standards Board Interpretation No. 44 to APB No. 25; provided, however, that Participants who are not employees or directors of the Company will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares;
               (d) by waiver of compensation due or accrued to the Participant from the Company for services rendered;
               (e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists:
                    (i) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay the total Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to the Company; or
                    (ii) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the total Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to the Company; or
               (f) by any combination of the foregoing.
          7.2 Loan Guarantees. The Committee may, in its sole discretion, elect to assist the Participant in paying for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.
     8. STOCK APPRECIATION RIGHTS.
          8.1 SAR Agreement. Each grant of a Stock Appreciation Right or SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.
          8.2 Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company: (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.
          8.3 Number of SARs. Each SAR Agreement shall specify the number of rights to which the SAR pertains and shall provide for the adjustment of such number in accordance with the Plan.
          8.4 Exercise Price. Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.
          8.5 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability or other events and may provide for expiration prior to the end of its term in the event of Termination. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter.

     9. STOCK UNITS.
          9.1 Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.
          9.2 Payment. No payment of cash shall be required as consideration.
          9.3 Vesting. Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement.
          9.4 Rights as a Shareholder. No voting or dividend rights as a shareholder shall exist prior to the actual issuance of Shares in the name of the Participant. A Stock Unit Agreement may provide for dividend equivalent units.
          9.5 Exercisability and Term. Each Stock Unit Agreement shall specify its term and any conditions on the time or times for settlement, and provide for expiration prior to the end of its term in the event of Termination, and may provide for earlier settlement in the event of the Participant’s death, Disability or other events.
          9.6 Settlement. Settlement of vested Stock Units may be made in the form of: (a) cash, (b) Shares or (c) any combination, as determined by the Committee and may be settled in a lump sum or in installments. Distribution to a Participant of an amount (or amounts) from settlement of vested Stock Units can be deferred to a date after settlement as determined by the Committee. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to the Plan.
     10. WITHHOLDING TAXES.
          10.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy any foreign, federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash by the Company, such payment will be net of an amount sufficient to satisfy any foreign, federal, state, and local tax withholding requirements.
          10.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant must pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum tax withholding obligation by electing to have the Company withhold from the Shares to be issued that minimum number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; but in no event will the Company withhold Shares if such withholding would result in adverse accounting consequences to the Company. Any election by any Participant to have Shares withheld for this purpose must be in writing on a form made in accordance with the requirements established by the Committee for such election.
     11. PRIVILEGES OF STOCK OWNERSHIP. No Participant will have any of the rights of a shareholder with respect to any Shares until the date of issuance of Shares to the Participant (or to the Trustee on Participant’s behalf) as recorded in the shareholder records of the Company. After Shares are issued to the Participant (or to the Trustee on Participant’s behalf), the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock. Notwithstanding the foregoing, in the event that a Trustee holds Shares issued upon the exercise of 102 Stock Options, any cash dividends paid by the Company on such Shares shall be paid directly to the Participant and any stock dividends (bonus shares) shall be paid to the Trustee and will be subject to the same restrictions as the 102 Stock Options or the Shares then held by the Trustee for such Participant. The Participant will have no right to retain such stock dividends or stock distributions with respect to Unvested Shares that are repurchased pursuant to Section 13 hereof.
     12. TRANSFERABILITY. Except as permitted by the Committee, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, other than by will or by the laws of descent and distribution, and, with respect to NQSOs, by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e), and may not be made subject to execution, attachment or similar process. During the lifetime of the Participant an Award will be exercisable only by the Participant or Participant’s legal representative and any elections with respect to an Award may be made only by the Participant or Participant’s legal representative.
     13. RESTRICTIONS ON SHARES. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase, at the Participant’s Exercise Price or Purchase Price, as the case may be, Unvested Shares held by a Participant for cash and/or cancellation of purchase money indebtedness owed to the Company by the Participant following such Participant’s Termination at any time within the time determined by the Committee. The Company may, upon approval of the Board, assign its repurchase rights to (a) one or more employees, consultants or directors of the Company, as shares under this Plan; (b) all shareholders of the Company (excluding the Participant), on a pro rata basis, according to the provisions of the Company’s Articles of Association and any relevant agreement; or (c) any other third party.
     14. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.
     15. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares set forth in Section 13 hereof, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated. The Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
     16. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, shares of Ordinary Shares of the Company (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee, within the parameters set by the Board, and the Participant may agree.
     17. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable Israeli, American (both federal and state) and other foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) compliance with any exemption, completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
     18. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue as an employee, director or consultant with, the Company or any Parent or Subsidiary or limit in any way the right of the Company or any Parent or Subsidiary to terminate such service at any time, with or without Cause.
     19. CORPORATE TRANSACTIONS.
          19.1 Assumption or Replacement of Awards by Successor or Acquiring Company. If any of the following events (each, a “Corporate Transaction”) occur:
               (a) a dissolution or liquidation of the Company,
               (b) any reorganization, consolidation, merger or similar transaction or series of related transactions in which the Company is a constituent corporation or is a party if, as a result of such Corporate Transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such Corporate Transaction (other than any such securities that are held by an “Acquiring Shareholder”, as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Corporate Transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by a parent corporation) that, immediately after the consummation of such Corporate Transaction, together possess at least fifty percent (50%) of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Corporate Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Shareholder,
               (c) a sale of all or substantially all of the assets of the Company, that is followed by the distribution of the proceeds to the Company’s shareholders, or

               (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction;
any or all outstanding Awards may be assumed, converted or replaced by the successor or acquiring corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor or acquiring corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to shareholders of the Company (after taking into account the existing provisions of the Awards). The successor or acquiring corporation may also substitute by issuing, in place of outstanding Shares held by the Participant, substantially similar securities or other property subject to repurchase restrictions and other provisions no less favorable to the Participant than those which applied to such outstanding Shares immediately prior to such transaction described in this Section 19.1. For purposes of this Section 19.1, an “Acquiring Shareholder” means a shareholder or shareholders of the Company that (a) merges or combines with the Company in such Corporate Transaction or (b) owns or controls a majority of another corporation that merges or combines with the Corporation in such Corporate Transaction. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a transaction described in this Section 19.1, then notwithstanding any other provision in this Plan to the contrary, such Awards will expire on such transaction at such time and on such conditions as the Board will determine. The Committee, within the parameters set by the Board, may (but shall not be obligated to), in lieu of such assumption or substitution of the Award and in its sole discretion, provide for the cancellation of each outstanding Award at the closing of such transaction, against payment to the Participant of an amount in cash equal to (x) the Fair Market Value of each Share covered by the Award as reflected under the terms of such transaction, minus (y) the Exercise Price (if any) of each Share covered by the Award.
          19.2 Other Treatment of Awards. Notwithstanding the provisions of Section 19.1, in the event of the occurrence of any transaction described in Section 19.1 hereof, all outstanding Awards will be treated as provided in the applicable agreement or plan of reorganization, merger, consolidation, dissolution, liquidation or sale of assets.
          19.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under this Plan in substitution of such other company’s award or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such award that is an “incentive stock option” under Section 422 of the Code will be adjusted pursuant to Section 424(a) of the Code to preserve such status). If the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.
     20. ADOPTION AND SHAREHOLDER APPROVAL. This Plan takes effect on the Effective Date. To permit the grant of ISOs and to comply with other legal and listing requirements, this Plan must be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan from the determination of whether such approval has been obtained), consistent with applicable laws, within twelve (12) months before or after the Effective Date. Commencing on the Effective Date, the Board may grant Awards pursuant to this Plan; provided, however, that: (a) no Shares shall be issued from an Award (or other settlement of an Award made) prior to any required shareholder approval of Shares reserved under this Plan upon which such Award would draw; and (b) any Award granted under this Plan, covering Shares for which shareholder approval is required, shall be cancelled upon such shareholder approval not being timely obtained.
     21. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date or, if earlier, the date of shareholder approval. This Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Israel.
     22. AMENDMENT OR TERMINATION OF PLAN. Subject to Section 5.9 hereof, the Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval pursuant to the Code (including regulations promulgated thereunder with respect to ISOs) or the regulations of any stock exchange upon which the Ordinary Shares are listed or traded, including the Nasdaq National Market or the Nasdaq SmallCap Market.
     23. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
     24. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy, adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.
     25. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:
          “Award” means any award under this Plan, including any Option, Restricted Stock Award, Stock Appreciation Right, or Stock Unit.

          “Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award, including the Stock Option Agreement, Restricted Stock Purchase Agreement, SAR Agreement, and Stock Unit Agreement.
          “Board” means the Board of Directors of the Company.
          “Cause” means Termination because of (a) any willful, material violation by the Participant of any law or regulation applicable to the business of the Company or a Parent or Subsidiary, the Participant’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, (b) the Participant’s commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (c) any material breach by the Participant of any provision of any agreement or understanding between the Company or any Parent or Subsidiary and the Participant regarding the terms of the Participant’s service as an employee, officer, director or consultant to the Company or a Parent or Subsidiary, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an employee, officer, director or consultant of the Company or a Parent or Subsidiary, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Parent or Subsidiary and the Participant, (d) Participant’s disregard of the policies of the Company or any Parent or Subsidiary so as to cause loss, damage or injury to the property, reputation or employees of the Company or a Parent or Subsidiary, or (e) any other misconduct by the Participant which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or a Parent or Subsidiary.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Committee” means the committee created and appointed by the Board to administer this Plan, or if required by law or if no committee is created and appointed, the Board.
          “Companies Law” shall mean the Israel Companies Law-1999, as amended.
          “Company” means Shopping.Com Ltd, or any successor corporation.
          “Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.
          “Effective Date” means the date on which the registration statement filed by the Company with the SEC under the Securities Act registering the initial public offering of the Company’s Ordinary Shares are declared effective by the SEC.
          “Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.
          “Fair Market Value” means, as of any date, the value of an Ordinary Share determined as follows:
               (a) if such Ordinary Shares are then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;
               (b) if such Ordinary Shares are publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Ordinary Shares are listed or admitted to trading as reported in The Wall Street Journal;
               (c) if such Ordinary Shares are publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported by The Wall Street Journal (or, if not so reported, as otherwise reported by any newspaper or other source as the Board may determine); or
               (d) if none of the foregoing is applicable, by the Committee in good faith.
     “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Ordinary Shares are subject to Section 16 of the Exchange Act.
     “Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961, as amended, including without limitation the revisions that came into effect on January 1, 2003 and any other future amendments thereof, including any regulations, rules, orders or procedures promulgated thereunder.
     “Ordinary Share” means an Ordinary Share of the Company, par value NIS 0.01.
     “Option” means an award of an option to purchase Shares pursuant to Section 5 hereof.

     “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock representing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     “Participant” means a person who receives an Award under this Plan.
     “Performance Factors” means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:
               (a) Net revenue and/or net revenue growth;
               (b) Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;
               (c) Operating income and/or operating income growth;
               (d) Net income and/or net income growth;
               (e) Earnings per share and/or earnings per share growth;
               (f) Total shareholder return and/or total shareholder return growth;
               (g) Return on equity;
               (h) Operating cash flow return on income;
               (i) Adjusted operating cash flow return on income;
               (j) Economic value added; and
               (k) Individual confidential business objectives.
          “Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Awards.
          “Plan” means this Shopping.com Ltd. 2004 Equity Incentive Plan, as amended from time to time.
          “Purchase Price” means the price at which a Participant may purchase Restricted Stock.
          “Restricted Stock” means Shares purchased pursuant to a Restricted Stock Award.
          “Restricted Stock Award” means an Award made pursuant to Section 6 hereof.
          “SEC” means the Securities and Exchange Commission.
          “Section 102” means Section 102 of the Ordinance.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Shares” means Ordinary Shares reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 19 hereof, and any successor security.
          “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock representing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          “Stock Appreciation Right” or “SAR” means an Award made pursuant to Section 9 hereof.
          “SAR Agreement” means an Award Agreement setting forth the terms and conditions for a Stock Appreciation Right.
          “Stock Unit” means an Award made pursuant to Section 10 hereof.

          “Stock Unit Agreement” means an Award Agreement setting forth the terms and conditions for a Stock Unit.
          “Ten Percent Shareholder” means any person who directly or by attribution (determined under Section 422 of the Code) owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary.
          “Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director or consultant to the Company or a Parent or Subsidiary. A Participant will not be deemed to have ceased to provide services in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days unless: (i) reinstatement (or, in the case of an employee with an ISO, reemployment) upon the expiration of such leave is guaranteed by contract or statute, or (ii) provided otherwise pursuant to formal policy adopted from time to time by the Company’s Board and issued and promulgated in writing. In the case of any Participant on (A) sick leave, (B) military leave or (C) an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the Company or a Parent or Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Stock Option Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).
          “Trustee” shall mean the trustee, if any, appointed by the Committee or the Board, as the case may be, to hold Options, and/or Shares for the benefit of Participants.
          “Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.
          “Vested Shares” means “Vested Shares” as defined in the Award Agreement.